Destiny Media Technologies Inc. Appoints Sharath Cherian as Chief Executive Officer, Effective July 15, 2026

Vancouver, BC - July 14, 2026 - Destiny Media Technologies Inc. (TSXV: DSY) (OTCQB: DSNY), the makers of Play MPE®, a cloud-based SaaS solution for digital asset management in the music industry, today announced the appointment of Sharath Cherian as Chief Executive Officer effective July 15, 2026.

Cherian brings a unique blend of industry experience and entrepreneurial success to the role.  Notably, Cherian founded HipHopDX a prominent music industry media outlet, which he built and ultimately sold to Warner Music Group. Hyonmyong Cho, Chairman of the Board, who has served as Destiny's Interim Chief Executive Officer and will step down from that temporary role while remaining Chairman effective July 15, 2026.

"We are thrilled to welcome Sharath as our new CEO," said Hyonmyong Cho, Chairman of the Board and Interim Chief Executive Officer. "Sharath is a leader with a proven track record of driving profitable growth, combining sharp entrepreneurial instincts with robust executive experience. Having worked closely with him over the past year in his capacity as a strategic consultant to our Company; the board, management and I have first-hand knowledge of his broad industry connections, exceptional leadership skills and deep understanding of our business model. His prior consulting work with us makes this a seamless transition as I hand over the executive reins."

"I am honored to lead Destiny Media into its next chapter," said Sharath Cherian, incoming Chief Executive Officer. "During my time advising the company as a consultant, I was incredibly impressed by the powerful customer value proposition, the talent of the team, and the market opportunity ahead. Having built a business in this space from the ground up, I see tangible opportunities to accelerate profitable growth and scale our current offerings. I am excited to work alongside the team to deliver maximum value for our customers and shareholders."

About Destiny Media Technologies Inc.

Destiny Media Technologies ("Destiny") provides software as service (SaaS) solutions to businesses in the music industry solving critical problems in distribution and promotion. The core service, Play MPE®, provides promotional music marketing to engaged networks of decision makers in radio, film, TV, and beyond. More information can be found on the DSNY website.

Forward-Looking Statements

This release contains forward-looking statements that reflect current views with respect to future events and operating performance. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these forward-looking statements. Destiny Media Technologies is not obligated to update these statements in the future. For more information on the Company's risks and uncertainties relating to those forward-looking statements, please refer to the Risk Factors section in our Annual Form 10-K for the fiscal year ended August 31, 2025, which is available on www.sedar.com or www.sec.gov.

Contact:

Hyonmyong Cho

Chairman of the Board, Interim CEO, Destiny Media Technologies, Inc.
604 609 7736